Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2020 FOURTH QUARTER AND FULL YEAR SALES RESULTS AND UPDATE OF EARNINGS GUIDANCE

•	Fourth Quarter Same Store Sales Increased 10.5%

•	Fourth Quarter EPS Expected in the Range of $0.90 to $0.93, Exceeding High End of Prior Guidance Range

•	Fiscal 2020 Full Year EPS Expected in the Range of $2.53 to $2.56

EL SEGUNDO, Calif., January 13, 2021 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported sales results for the fiscal 2020 fourth quarter and full year ended January 3, 2021.

For the 14-week fiscal 2020 fourth quarter, net sales were $290.5 million compared to net sales of $244.1 million for the 13-week fourth quarter of fiscal 2019. Same store sales increased 10.5% for the fourth quarter of fiscal 2020. The Company’s merchandise margins increased by approximately 240 basis points for the fourth quarter of fiscal 2020 compared to the fourth quarter of fiscal 2019. Preliminary selling, general & administrative (“SG&A”) expenses as a percentage of net sales decreased by approximately 470 basis points for the fourth quarter of fiscal 2020 versus the prior year period.

For the 53-week fiscal 2020 full year, net sales increased to $1.04 billion compared to net sales of $996.5 million for the 52-week fiscal 2019. Same store sales increased 3.0% for the fiscal 2020 full year despite periods of significant store closures during the year associated with the COVID-19 pandemic. The Company’s merchandise margins increased by approximately 190 basis points for the fiscal 2020 full year compared to fiscal 2019. Preliminary SG&A expenses as a percentage of net sales decreased by approximately 320 basis points in fiscal 2020 versus the prior year.

As a result of the Company’s fiscal calendar, the fourth quarter of fiscal 2020 included 14 weeks, the fourth quarter of the prior fiscal year included 13 weeks, the fiscal 2020 full year included 53 weeks and the prior fiscal full year included 52 weeks. The Company’s same store sales results for the fourth quarter reflect comparable 14-week periods and for the full year reflect comparable 53-week periods.

For the fiscal 2020 fourth quarter, the Company now expects to generate earnings per diluted share in the range of $0.90 to $0.93, including a benefit of $0.10 per diluted share related to a favorable insurance settlement and a benefit of $0.02 per diluted share related to a reduction in deferred tax asset valuation allowance, which compares to the Company’s previous guidance for the fourth quarter of earnings per diluted share in the range of $0.35 to $0.60. For the fiscal 2020 full year, the Company now expects to generate earnings per diluted share in the range of $2.53 to $2.56, including a benefit of $0.25 per diluted share, reflecting the $0.12 per diluted share benefit noted above and a $0.13 per diluted share net benefit in the second quarter of fiscal 2020 as previously disclosed. For purposes of comparison to the prior year, for the fiscal 2019 fourth quarter the Company realized earnings per diluted share of $0.02, which included a charge of $0.02 per diluted share, and for the fiscal 2019 full year the Company realized earnings per diluted share of $0.40. Financial results for the fiscal 2020 fourth quarter and full year are unaudited, preliminary and subject to final year-end accounting entries.

The Company ended the 2020 fiscal year with no borrowings under its credit facility and with cash of $64.7 million, which compares to $66.6 million of borrowings under its credit facility and $8.2 million of cash as of the end of the 2019 fiscal year. Total merchandise inventories decreased by approximately 19.2% as of the end of fiscal 2020 versus the end of the prior fiscal year.

“We are extremely pleased with our outstanding fourth quarter and full year performance,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We anticipate record earnings for the fourth quarter and the full year, driven by a combination of sales growth, merchandise margin expansion and increased operating leverage from our improved cost structure. Over the course of the year, we continued to strengthen our balance sheet by fully paying down our revolver, growing our cash balance and effectively managing our merchandise inventory. Our team has done a tremendous job navigating the many challenges presented by the COVID-19 pandemic. As we enter a new year, we are confident that our product offerings will continue to attract customers who are looking to stay healthy and active. Although we recognize that uncertainty remains surrounding the potential future impacts from the pandemic and the overall consumer environment, we feel well positioned to continue our momentum as we begin 2021.”

The Company expects to issue earnings results for the fiscal 2020 fourth quarter and full year in early March 2021.

Investor Presentation

As previously announced, Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, and Barry Emerson, the Company’s Sr. Vice President and Chief Financial Officer, will be presenting at the 23rd Annual ICR Conference. The Company’s presentation is scheduled to begin at 12:30 pm Eastern time today, Wednesday, January 13, 2021. The presentation will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be available on the same website following the presentation.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 430 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended January 3, 2021. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19 on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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